Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-259751

Prospectus Supplement No. 11

(To Prospectus dated March 21, 2022)

eFFECTOR Therapeutics, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated March 21, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-259751). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K (the “Current Report”), filed with the SEC on July 15, 2022. Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our common stock and warrants are listed on the Nasdaq Capital Market under the symbols “EFTR” and “EFTRW.” On July 14, 2022, the closing price of our common stock was $1.15 and the closing price of our warrants was $0.28.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 15, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2022

eFFECTOR Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39866	85-3306396
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

142 North Cedros Avenue, Suite B Solana Beach, California		92075
(Address of principal executive offices)		(Zip Code)

(858) 925-8215

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	EFTR	Nasdaq Capital Market
Warrants to purchase common stock	EFTRW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2022, Alana McNulty, Chief Business Officer of eFFECTOR Therapeutics, Inc. (the “Company”), and the Company agreed that she would depart the Company, effective July 15, 2022. Ms. McNulty’s duties and responsibilities have been reassigned to existing executive officers and other management personnel at the Company.

In connection with Ms. McNulty’s departure, Ms. McNulty and the Company executed a general release of claims (the “Release Agreement”), pursuant to which Ms. McNulty will receive nine months base salary and continued healthcare coverage at Company expense, and her outstanding vested Company stock options will remain exercisable until July 15, 2024.

The foregoing description of the Release Agreement is a summary only and is subject to and qualified in its entirety by the terms of the Release Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFFECTOR Therapeutics, Inc.

Date: July 15, 2022	By:	/s/ Michael Byrnes
	Name:	Michael Byrnes
	Title:	Chief Financial Officer